Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-117245, No. 333-116391, and No. 333-69066 on Forms S-8 of our report dated March 31, 2005, May 23, 2005 as to Note 16 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement described in Note 16), appearing in this Annual Report on Form 10-K of Phoenix Footwear Group, Inc. for the year ended December 31, 2005.
Deloitte & Touche LLP
San Diego, California
April 13, 2006